EXHIBIT 99.1

NEWS

Charter Closes on $1.7 Billion Senior Unsecured Notes

STAMFORD, Connecticut - February 19, 2016 - Charter Communications, Inc. (NASDAQ: CHTR) (together with its subsidiaries, “Charter”) today announced that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., closed on the sale of $1.7 billion of senior unsecured notes due 2024 (the “New Notes”). The New Notes were issued at par and bear an interest rate of 5.875% per annum.

The New Notes were sold to qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release is neither an offer to sell nor a solicitation of an offer to buy the New Notes and shall not constitute an offer, solicitation or sale, nor is it an offer to purchase, or the solicitation of an offer to sell the New Notes in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter
Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter’s advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at www.charter.com.
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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955